     As Filed with the Securities and Exchange Commission on July 31, 1997

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                  (INCLUDING A
                              FORM S-3 PROSPECTUS)
                                    UNDER THE
                             SECURITIES ACT OF 1933

                             -----------------------

                            JERRY'S FAMOUS DELI, INC.
             (Exact name of registrant as specified in its charter)

          California                                   95-3302338
(State or other jurisdiction of                       (IRS Employer
 incorporation or organization)                   Identification Number)


                       12711 Ventura Boulevard, Suite 400
                          Studio City, California 91604
               (Address of Principal Executive Offices; Zip Code)

                              CONSULTING AGREEMENT
                            (Full Title of the Plans)

                                 ISAAC STARKMAN
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            JERRY'S FAMOUS DELI, INC.
                       12711 Ventura Boulevard, Suite 400
                          Studio City, California 91604
                     (Name and address of agent for service)
                                 (818) 766-8311
                     (Telephone number, including area code,
                              of agent for service)



                         CALCULATION OF REGISTRATION FEE

    Title of securities       Amount             Proposed                Proposed                       Amount of
           to be               to be         Maximum Offering             Maximum                     Registration
        Registered          Registered        Price per share    Aggregate Offering Price                 Fee
------------------------------------------------------------------------------------------------------------------



Common Stock,                200,000           $3.6875(1)                 $737,500                      $223.48
no par value                  shares


(1)      Calculated pursuant to Rule 457(c) under the Securities Act of 1933.

PROSPECTUS


                                 200,000 SHARES

                                      LOGO
                                  COMMON STOCK
                              ____________________

         This Prospectus relates to the registration by Jerry's Famous Deli, Inc. (the "Company"), at its expense, of up to a maximum of 200,000 shares (the "Selling Security Holder Shares") of the common stock of the Company (the "Common Stock"), for the account of Kenneth J. Abdalla (the "Selling Security Stockholder"), the Interim President of the Company. The Selling Security Holder Shares are not being underwritten and the Company will not receive any proceeds from the sale of the Selling Security Holder Shares. See "Selling Security Holder". Sales of the Selling Security Holder Shares may depress the price of the Common Stock in the market for the Common Stock.

  The Common Stock is traded on the Nasdaq National Market under the symbol
             "DELI." On July 28, 1997, the last sale price of the Company's Common Stock was $3 11/16.

           THESE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH
            DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 4-7 HEREOF.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Security Holder may sell the Selling Security Holder Shares being offered by him from time to time in transactions in the over-the-counter market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The Company will not receive any part of the proceeds from sales of the Selling Security Holder Shares by the Selling Security Holder. See "Use of Proceeds."

         All expenses incurred in connection with the registration of the Selling Security Holder Shares, which expenses are not expected to exceed $5,000, are being borne by the Company.


                 THE DATE OF THIS PROSPECTUS IS JULY 31, 1997

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; the Company's Current Report on Form 8-K for December 31, 1996 and the Company's Form 8-A filed on October 11, 1995.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities under this Prospectus shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions or any portion of a Proxy Statement not deemed incorporated herein by reference. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Christina Sterling, Chief Financial Officer, 12711 Ventura Boulevard, Suite 400, Studio City, California 91604 (Telephone: (818) 766-8311).


                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: The Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10048. Such reports, proxy statements and other information filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Copies of such materials can also be obtained by mail at prescribed rates upon written request addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's web site (http//:www.sec.gov.)

         The Company has filed with the Commission a registration statement under the Securities Act with respect to the shares of Common Stock registered hereby. This Prospectus omits certain information contained in said registration statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the registration statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the registration statement, or otherwise, each such statement being qualified in all respects by such reference. The registration statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and at the SEC's web site.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial information, share and per share information in this Prospectus assume (i) no exercise of options to purchase an aggregate of up to 150,000 shares granted to an investment bank in connection with the Company's initial public offering; and (ii) no exercise of options to purchase an aggregate of up to 2,000,000 shares granted or available to be granted to employees, officers, directors and consultants pursuant to stock options.

                                  The Company

         Jerry's Famous Deli, Inc.  (the "Company") was established in
1978 to develop the Jerry's Famous Deli restaurant in Studio City, California. Three additional Jerry's Famous Deli restaurants were opened prior to 1995 in Encino, California (1989), Marina del Rey, California (1991) and West Hollywood, California (January, 1994). In 1996, two new Jerry's Famous Deli restaurants were opened in Pasadena, California (February 1996) and Westwood, California (June 1996). Also in July 1996, the Company purchased two existing restaurants and a bakery adjoining one of the restaurants in Sherman Oaks, California, which has continued to operate under the name "Solley's", and Woodland Hills, California, which was closed for renovation and reopened in December 1996 as a Jerry's Famous Deli. In September 1996, the Company purchased the real property, building and restaurant business of "Wolfie Cohen's Rascal House," a well known deli-style restaurant in Miami Beach, Florida, which the Company has operated and intends to continue to operate under the name "Wolfie Cohen's Rascal House." The Company has substantially retained and expanded upon the menu and operating format of the restaurant, the hours of operation of the restaurant have been expanded to a 24-hour operation, and the restaurant has begun delivery service, taking call-in orders for take out, and taking charge cards, all of which were not previously done at Rascal House.

        Jerry's Famous Deli restaurants have the look and high energy feel of a theme restaurant, with Broadway as the theme and posters, pictures and colored klieg lighting creating the setting. However, the true strength of the Jerry's Famous Deli restaurants is in the execution of its extraordinary menu. The Company believes no one else has delivered a menu of over 700 items with consistency and quality in multiple locations. People come to Jerry's Famous Deli restaurants for the food, and they expect their favorite item the same way every time at every location. The Company depends heavily on repeat customers, and it emphasizes consistency, quality and cleanliness in an atmosphere acceptable to the whole family, and appealing to the very different demographics in the clientele at different times of the day. With an extensive menu, 24-hour operation and high energy ambiance, all of the nine Jerry's Famous Deli restaurants in operation at December 31, 1996 had average annualized sales of approximately $6.3 million per location for the year ended December 31, 1996.

          Management believes that the Company distinguishes itself in the restaurant business by the way it merchandises its restaurants, offering a broad menu of moderately priced food for in-store eating, take-out or on a delivered basis, including catering services, 24 hours a day, seven days a week. Each restaurant is designed with a "New York theatrical" theme featuring colored klieg lights, spotlights, and theater show posters, thereby generating a high energy yet casual ambiance which results in a unique dining experience.

          The Company's current objectives are to expand operations in Southern California and to other areas consistent with the Company's location strategy and market niche. The Company is actively reviewing additional potential locations in California, Nevada and the East Coast. Management may consider additional public or private offerings of its common stock and preferred stock as well as additional debt financing to fund its future expansion efforts. There is no assurance that the Company's financial or growth objectives can be achieved or that additional capital will be available to finance the Company's business plan.

         The Company is organized under the laws of the State of California. The Company's offices are located at 12711 Ventura Boulevard, Suite 400, Studio City, California 91604. Its telephone number is (818) 766-8311.

                                  The Offering

Common Stock offered by the Selling Security Holder:        200,000 shares

Common Stock outstanding as of March 31, 1997:              14,177,656 shares

Nasdaq National Market Symbol:                              "DELI"

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THE PROSPECTUS AND INFORMATION INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT. THIS PROSPECTUS CONTAINS OR INCORPORATES INTO IT CERTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN OR ARE INCORPORATED HEREIN BY REFERENCE INTO THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED HEREIN BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

         LIMITED OPERATING HISTORY WITH MULTIPLE RESTAURANTS.   The Company was
founded in 1978 with the opening of its Studio City restaurant. Three additional restaurants were opened in 1989, 1991 and 1994, respectively, and have each been in operation for over two years. Two additional restaurants were opened in February and June 1996, respectively, two additional restaurants (Solley's) were acquired as of July 1, 1996, and one additional restaurant (Rascal House) was acquired September 9, 1996. Accordingly, the Company has a limited operating history in its current size and configuration, and there is no assurance that such restaurants, or the Company as a whole, will be profitable in the future.

         LACK OF DIVERSIFICATION.   At the present time, the Company intends to
invest only in restaurants based on the Jerry's Famous Deli concept. As a result, changes in consumer preferences, including a change in consumer preferences for restaurants of the type to be operated by the Company, may have a disproportionate and materially adverse impact on the Company's business and its operating results.

         POSSIBLE NEED FOR ADDITIONAL FINANCING.   Management believes that the
proceeds of the October 1995 public offering and the August and November 1996 sales of the Preferred Shares, along with the funds anticipated to be generated from the Company's operations will be sufficient to fund the Company's cash requirements for at least the next 12 months. This estimate is based on certain assumptions, including certain assumptions as to the Company's revenues, net income and other factors, and there is no assurance that such assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, additional expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could make the Company's existing capital and the funds anticipated to be generated from the Company's operations insufficient to fund the Company's operations and expansion plans for the next 12 months.
Management may also determine that it is in the best interest of the Company to expand more rapidly than currently intended. In any case, additional financing may be required. There is no assurance that the Company will be able to obtain such additional financing, or that such additional financing will be available on terms acceptable to the Company and at the times required by the Company. Failure to obtain such financing may adversely impact the growth, development or general operations of the Company. If, on the other hand, such financing can be obtained, it will most likely result in additional leverage or dilution of existing shareholders.

         UNCERTAIN ABILITY TO MANAGE GROWTH AND EXPANSION.   In order to
achieve growth, Management believes that the Company must develop new restaurants. The Company's expansion plan calls for the addition of several new restaurants per year. Management does not have experience opening restaurants at the current expansion plan rate. The Company's ability to successfully expand will depend on a number of factors, including without limitation, the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and personnel, the availability of adequate financing, distributors and suppliers, the obtaining of necessary governmental permits and authorizations, and contracting with appropriate development and construction firms, some of which are beyond the control of the Company. There is no assurance that the Company will be able to open any new restaurants, or that any new restaurants will be opened at budgeted costs or in a timely manner, or that such restaurants can be operated profitably.

         LIMITATIONS AND VULNERABILITY AS A RESULT OF GEOGRAPHIC CONCENTRATION. Because all of the Company's current restaurants (other than the recently acquired Rascal House in Florida) are located in Southern California, the Company is vulnerable to the Southern California economy, which has experienced adverse results in recent years. In addition, since the Company's operating experience is limited to Southern California, there is no assurance that the Jerry's Famous Deli concept will be successful in other geographic areas if or as the Company expands its geographic reach. For example, the Company's experience with construction and development outside the Los Angeles metropolitan area is limited, which may increase associated risks of development and construction as the Company expands outside this area. Expansion to other geographic areas may require substantially more funds for advertising and marketing since the Company will not initially have name recognition or word of mouth advertising available to it in areas outside of Southern California. The centralization of the Company's management in Southern California may be a problem in terms of expansion to new geographic areas, since the Company may suffer from lack of experience with local distributors, suppliers and consumer factors and from other issues as a result of the distance between the Company's main headquarters and its restaurant sites. These factors could impede the growth of the Company.

         SIGNIFICANT RESTAURANT INDUSTRY COMPETITION.   The restaurant industry
is intensely competitive with respect to price, service, location, ambiance and quality, both within the casual dining field and in general. As a result, the rate of failure for restaurants is very high and the business of owning and operating restaurants involves greater risks than for businesses generally. There are many competitors of the Company in the casual dining segment that have substantially greater financial and other resources than the Company and may be better established in those markets where the Company has opened or intends to open restaurants. There is no assurance that the Company will be able to successfully meet its competition.

         DEPENDENCE UPON CONSUMER TRENDS.   The Company's restaurants are, by
their nature, dependent upon consumer trends with respect to the public's tastes, eating habits (including increased awareness of nutrition), and discretionary spending priorities, all of which can shift rapidly. In general, such trends are significantly affected by many factors, including the national, regional or local economy, changes in area demographics, increases in regional competition, food, liquor and labor costs, traffic patterns, weather, natural disasters, and the availability and relative cost of automobile fuel. Any negative change in any of the above factors could negatively affect the Company and its operations.

         DEPENDENCE ON KEY PERSONNEL.   The Company believes that the
development of its business has been, and will continue to be, highly dependent on Isaac Starkman, the Chairman of the Board and Chief Executive Officer of the Company. In addition, any outstanding balances under the Company's $2.5 million loan with Bank of America become immediately due and payable upon the
death of any principal officer or majority shareholder.   Isaac Starkman is
currently 59 years old. Mr. Starkman has an employment agreement which requires that he devote a substantial majority of his time to the Company; however, he does have, and will continue to have, limited involvement with certain concession and souvenir businesses in New York, and other business ventures, each unrelated to the Company and its business. Guy and Jason Starkman, Vice Presidents of the Company, are currently 26 and 23 years old, respectively. The Company has obtained key man life insurance of $2,000,000 face amount on Isaac Starkman and $1,000,000 on Guy Starkman. However, especially in light of Guy and Jason Starkman's relative youth, if Isaac Starkman's services become unavailable for any reason, it could affect the Company's business and operations adversely.

         POSSIBLE HIGHER COSTS UNDER EXISTING RELATED PARTY LEASES.   The
Company currently leases its Westwood restaurant building and eight adjacent parking spaces, along with three parking lots and a 1,200 square foot building adjacent to its West Hollywood restaurant, from The Starkman Family Partnership ("The Starkman Family Partnership"), an entity controlled by Isaac Starkman,
the controlling beneficial shareholder of the Company.   There is no assurance
that the leases between The Starkman Family Partnership and the Company are as favorable as the Company could have obtained from an unaffiliated third party. These leases were not negotiated at arm's length and Isaac Starkman, the controlling beneficial shareholder and the Chief Executive Officer of the Company, had a conflict of interest in negotiating these transactions. In addition, several of the leases are subject to renewal at their then fair market value, which could involve substantial increases, depending upon the real estate leasing market at the time of renewal of each of such leases. In the future, the Company will not lease new restaurant sites or facilities or renew existing leases from The Starkman Family Partnership or other affiliated persons or entities unless the terms of the lease have been approved by the Company's independent directors and deemed at least as favorable as would be available from a non-affiliated third party by an independent national or regional real estate evaluation firm or commercial leasing firm in a written opinion.

         CERTAIN DISCONTINUED RESTAURANT CONCEPTS HAVE BEEN UNSUCCESSFUL. Certain other restaurant operations established by Isaac Starkman, the controlling beneficial shareholder of the Company, have not met with success. In November 1984, Isaac Starkman established a casual dining restaurant named Starky's, which combined a deli operation with pizza parlor and arcade at the top of the

Beverly Center, a large shopping mall in Los Angeles, California. Starky's had no street visibility, and due to its location in an enclosed mall, had restricted hours of operation and problems with hygienic conditions at the mall which were outside of Management's control. A lawsuit was filed by Starky's primarily related to the landlord's property maintenance which resulted in a settlement subject to a confidentiality agreement and the closing of the restaurant in December 1992. In addition, Jerry's Famous Pizza, a 2,300 square foot pizza restaurant in Sherman Oaks, California ("Jerry's Famous Pizza"), operated by Pizza by the Pound, Inc., a wholly-owned subsidiary acquired by the Company on January 12, 1995, was not profitable. Jerry's Famous Pizza had been in operation since May 1989 and operated at a net loss. The Company nonetheless acquired the operation based on the belief that the one existing operation was not performing well due to its limited exposure and access unique to its mall location. Management believed that this facet could be corrected by developing additional Jerry's Famous Pizza operations in more favorable locations. In addition, prior to the private placement of stock by the Company in January of 1995, the Company was wholly-owned by The Starkman Family Trust. Isaac Starkman was the Chief Executive Officer of the Company, a 50% owner of Pizza by the Pound, Inc. and Co-Trustee of The Starkman Family Trust. Ami Saffron was Director of Operations and Procurement of the Company and a 50% owner of Pizza by the Pound, Inc. Mr. Starkman, Mr. Saffron and counsel to the Company believed it would be inappropriate for the Company to sell shares of the Company to non-affiliated persons who would become minority shareholders of the Company while Mr. Starkman and Mr. Saffron owned and operated a separate restaurant business outside the Company. Thus, on January 12, 1995, the Company acquired all of the shares of Pizza by the Pound, Inc. Management believed that Jerry's Famous Pizza represented a strong concept for profitable expansion. However, as the Company decided to offer shares to the public, and after evaluating advice of its professional advisers and the nature of the market for public company restaurant stocks, Management determined that it was in the interest of shareholder value that the Company focus on its core business of high volume deli style restaurants rather than confuse the financial markets' perception of the Company by developing comparatively low volume restaurants in the fast food pizza segment. As a result, the Company ceased operations of Jerry's Famous Pizza.

         INCREASES IN FOOD COSTS.   Among various other factors, the Company's
profitability is highly sensitive to changes in food costs, which sensitivity requires Management to be able to anticipate and react to such changes. Various factors beyond the Company's control, including adverse weather, labor strikes and delays in any of the restaurants' frequent deliveries, may negatively affect food costs, quality and availability. While in the past, Management has been able to anticipate and react to increasing food costs through, among other things, purchasing practices, menu changes and price adjustments, there can be no assurance that it will be able to do so in the future.

         INCREASE IN MINIMUM WAGE. On August 20, 1996, President Clinton signed legislation which increased the federal minimum wage from $4.25 an hour to $4.75 effective October 1, 1996, and will further increase the federal minimum wage to $5.15 effective September 1, 1997. In addition, a California initiative adopted in November 1996 will effect another two-step increase, making the state minimum wage $5.75 an hour by early 1998. Approximately one-third of employees working in restaurants operated by the Company receive salaries equal to the federal minimum wage. Management of the Company intends to adopt changes in its pricing in order to reflect the increase in labor costs, but there can be no assurance that pricing changes will entirely offset the increase in labor costs.

         SECURITY CONCERNS AND EXPENSES AT RESTAURANT SITES.   In light of,
among other things, the 24-hour operation of the Company's restaurants, security for patrons and workers at restaurant locations is an ongoing and increasing concern and expense. The Company has previously had criminal incidents at its restaurants, some of which have resulted in lawsuits. There is no assurance that there will not be any additional problems at any of the locations. The Company maintains its own security personnel at each location. The Company also maintains general liability insurance.

         POTENTIAL UNINSURED LOSSES.   The Company has comprehensive insurance,
including general liability, fire and extended coverage, which the Company considers adequate. However, there are certain types of losses which may be uninsurable or not economically insurable. Such hazards may include earthquake, hurricane and flood losses. While the Company currently maintains limited earthquake coverage, it may not be economically feasible to do so in the future. Since the Company's operations are currently concentrated in one area of Southern California, the Company has had temporary interruptions in its operations due to such hazards in the past. Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants. If such a loss should occur, the Company would, to the extent that it is not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties. There is no assurance that any insurance coverage maintained by the Company will be adequate, that it can continue to obtain and maintain such insurance at all or that the premium costs will not rise to an extent that they adversely affect the Company or the Company's ability to economically obtain or maintain such insurance.

         POTENTIAL "DRAM SHOP" LIABILITY.   Restaurants in California and most
other states are subject to "dram shop" laws, rules and regulations, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. While the Company has limited amounts of liquor liability insurance and intends to maintain liquor liability insurance as part of its comprehensive general liability insurance which it believes should be adequate to protect against such liability, there is no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all. The imposition of a judgment substantially in excess of the Company's current insurance coverage would have a materially adverse effect on the Company and its operations. The failure or inability of the Company to maintain or increase insurance coverage could materially and adversely affect the Company and its operations. In addition, punitive damage awards are generally not covered by such insurance. Thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants.

         TRADEMARK AND SERVICE MARK RISKS.   The Company has not had a
challenge to its use of the "Jerry's" service mark as of this time. However, to date, the Company has used the service mark only in Southern California. In addition, the Company has not secured clear rights to the use of the "Jerry's" service mark or any other name, service mark or trademark used in the Company's business operations, other than "JFD," in connection with restaurants. There are other restaurants using the name "Jerry's" throughout the United States, and use of the service mark or any other name, service mark or trademark in the Company's business operations, other than "JFD," may be subject to challenge.

         EFFECTS OF COMPLIANCE WITH GOVERNMENT REGULATION.   The Company is
subject to various federal, state and local laws, rules and regulations affecting its businesses and operations. Each of the Company's restaurants is and shall be subject to licensing regulation and reporting requirements by numerous governmental authorities which may include alcoholic beverage control, building, land use, health and safety and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given restaurant or limit, as with the inability to obtain a liquor or restaurant license, its products and services available at a given restaurant. Any problems which the Company may encounter in renewing such licenses in one jurisdiction may adversely affect its licensing status on a federal, state or municipal level in other relevant jurisdictions.

         HIGHER COSTS ASSOCIATED WITH POTENTIAL HEALTH CARE REFORM.   The
Company currently pays a portion of the health insurance coverage for its managerial and certain non-managerial restaurant personnel and more extensive health coverage for its corporate staff employees. Many proposals being discussed at the state and federal level for universal or broadened health care coverage could impose costly requirements to provide additional coverage, which could adversely impact the Company. At the present time it is unclear what, if any, reforms in health care coverage will be adopted at the federal or state level.

         LIMITED CONTROL AND INFLUENCE ON THE COMPANY.   The current officers
and directors, including the controlling beneficial shareholders, of the Company in the aggregate, directly or beneficially, currently own approximately 75% of the total outstanding Common Stock. In addition, three out of six directors are members of the Starkman family. Further, the Selling Security Holder is an affiliate of certain principal shareholders of the Company. As a result, these individuals are in a position to materially influence, if not control the outcome of all matters requiring shareholder or board approval, including the election of directors. Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence which future shareholders may have on the Company.

         LACK OF FULL PAYMENT FOR THE SELLING SECURITY HOLDER SHARES. The Selling Security Holder Shares have been issued as partially paid shares and full payment will result from the rendering of consulting services to the Company under a Consulting Agreement with the Selling Security Holder dated March 27, 1997. The consulting services are to be rendered from the date of the Consulting Agreement through December 31, 1998. For each month of the completion of such consulting services approximately 1/21st of the total consideration for the Selling Security Holder Shares will be deemed to be paid and 1/21st of the Selling Security Holder Shares shall become fully paid and non-assessable. Therefore, the Selling Security Holder Shares will not be fully paid until and will be subject to further call for the unpaid consideration until December 31, 1998. Further, until December 31, 1998, if the Company did declare a dividend, the Selling Security Holder Shares would be entitled to such dividend only to the extent of the percentage of the total consideration actually paid to the record date for such dividend for each Selling Security Holder Share. Until fully paid, the Selling Security Holder Shares will bear a legend to the effect that they are partially paid.

         NO DIVIDENDS.   It is the current policy of the Company that it will
retain earnings, if any, for expansion of its operations, remodeling of existing restaurants and other corporate purposes and it will not pay any cash dividends in respect of the Common Stock in the foreseeable future.

         POSSIBLE ADVERSE IMPACT ON POTENTIAL BIDS TO ACQUIRE SHARES DUE TO
ISSUANCE OF PREFERRED OR COMMON STOCK.   The Board of Directors of the Company
has authority to issue up to 5,000,000 shares of preferred stock of the Company (the "Preferred Stock") and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. In addition, the Company has authorized 60,000,000 shares of Common Stock. As of March 31, 1997, 14,177,656 shares of Common Stock were outstanding. The Company has no shares of Preferred Stock outstanding. The potential issuance of authorized and unissued Preferred Shares or Common Stock of the Company may result in special rights and privileges, including voting rights, to individuals designated by the Company and have the effect of delaying, deferring or preventing a change in control of the Company. As a result, such potential issuance may adversely affect the marketability and potential market price of the shares. The Company currently has no plans to issue shares of Preferred Stock or additional shares of Common Stock. However, if additional acquisition opportunities become available, Management may determine to issue and sell additional Common Stock or Preferred Shares at any time in the future.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Security Holder.

                            SELLING SECURITY HOLDER

         This Prospectus covers a total of 200,000 shares of Common Stock which may be offered from time to time by the Selling Security Holder. The 200,000 shares are the only shares of the Company owned directly by the Selling Security Holder. The Selling Security Holder is an affiliate of Yucaipa Waterton Deli Investors, LLC, Jerry's Investors, LLC, and Waterton Management, LLC which in the aggregate own 3,271,406 shares of Common Stock and currently exercisable warrants to purchase 65,000 shares of Common Stock. On a combined basis, the shares and warrants owned by the Selling Security Holder and his affiliates represent approximately 28% of the total Common Stock.

         The Selling Security Holder Shares have been issued as partially paid shares and full payment will result from the rendering of consulting services to the Company under a Consulting Agreement with the Selling Security Holder dated march 27, 1997. The consulting services are to be rendered from the date of the Consulting Agreement through December 31, 1998. For each month of the completion of such consulting services approximately 1/21st of the total consideration for the Selling Security Holder Shares will be deemed to be paid and 1/21st of the Selling Security Holder Shares shall become fully paid and non-assessable. Therefore, the Selling Security Holder Shares will not be fully paid until and will be subject to further call for the unpaid consideration until December 31, 1998. Further, until December 31, 1998, if the Company did declare a dividend, the Selling Security Holder Shares would be entitled to such dividend only to the extent of the percentage of the total consideration actually paid to the record date for such dividend for each Selling Security Holder Share. Until fully paid, the Selling Security Holder Shares will bear a legend to the effect that they are partially paid.

                              PLAN OF DISTRIBUTION

         The Selling Security Holder may sell all or a portion of the Selling Security Holder Shares held by him from time to time while the registration statement of which this Prospectus is a part remains effective. The aggregate proceeds to the Selling Security Holder from the sale of the Selling Security Holder Shares offered by the Selling Security Holder hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling Security Holder will sell any or all of the Selling Security Holder Shares offered hereby.

         The Selling Security Holder Shares may be sold by the Selling Security Holder in transactions on the NASDAQ National Market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices or through the writing of options on the Selling Security Holder Shares. The Selling Security Holder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Selling Security Holder Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling Security Holder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Security Holder in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such Selling Security Holder Shares, from such purchaser). Broker-dealers may agree with the Selling Security Holder to sell a specified number of such Selling Security Holder Shares at a stipulated price per Selling Security Holder Share, and to the extent that such broker-dealer is unable to do so acting as agent for the Selling Security Holder to purchase as principal any unsold Selling Security Holder Shares at the price required to fulfill the broker-dealer commitment to the Selling Security Holder. Broker-dealers who acquire Selling Security Holder Shares as principal may thereafter resell such Selling Security Holder Shares from time to time in transactions (which may involve crosses and block transaction and sales to and through other broker-dealers, including transaction of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Selling Security Holder Shares commissions as described above.

         The Selling Security Holder and any broker-dealers or agents that participate with the Selling Security Holder in sales of the Selling Security Holder Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Selling Security Holder Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         The Company has agreed to indemnify the Selling Security Holder against certain liabilities, including liabilities under the Securities Act of 1933.

         The Company will pay all expenses incidental to this offering and sale of the Selling Security Holder Shares to the public other than selling commissions and fees. See "Selling Security Holder".

         The Selling Security Holder has been advised that during the time he is engaged in "distribution" (as defined under Regulation M under the Securities Exchange Act of 1934, as amended) of the securities covered by this Prospectus, he must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; and (ii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Since the Selling Security Holder is an "affiliated purchaser" of the Company as defined in Regulation M, he has been further advised that he and his affiliates must coordinate their sales under this Prospectus and otherwise with the Company and any other "affiliated purchasers" of the Company for purposes of Regulation M. The Selling Security Holder must also furnish each broker through which Selling Security Holder Shares are sold copies of this Prospectus.

                                 LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby has been passed upon for the Company by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. See "Selling Security Holder."

                                    EXPERTS

         The consolidated balance sheets of Jerry's Famous Deli, Inc. as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, as well as the balance sheet of Solley's Inc. as of December 31, 1995 and the statements of operations, changes in shareholders' deficit and cash flows for the year ended December 31, 1995, and the balance sheets of One Hundred Seventy-Second Collins Corp. as of December 31, 1995 and 1994, and, the related statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1995, incorporated by reference herein and in the registration statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                _______________

                              TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . .    2
ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
SELLING SECURITY HOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

                                                        _______________




                               200,000 Shares of
                                  Common Stock



                           JERRY'S FAMOUS DELI, INC.





                               ________________

                                  PROSPECTUS
                               ________________




                                 July 31, 1997

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The Registrant hereby incorporates by reference in this registration statement (the "Registration Statement") the following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to the Securities Act of 1933, as amended:

             (a) The Registrant's Form 10-K for the fiscal year ended December 31, 1996;

             (b)     The Registrant's Form 10-Q for the quarter ended
                     March 31, 1997;

             (c)     The Registrant's Form 8-K for December 31, 1996; and

             (d)     The Registrant's Form 8-A filed on October 11, 1995.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein by the Registrant and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein by the Registrant shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to provisions of the California General Corporation Law, the Articles of Incorporation of the Registrant, as amended, include a provision which eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the Registrant and a director) or
(vii) under Section 316 of the California General Corporation Law (concerning directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

         The Registrant's Articles of Incorporation authorize the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted by California law. The Registrant's Articles of Incorporation also authorize the Registrant to indemnify its officers, directors and agents for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise provided under California law, subject to certain limitations. The Registrant has entered into indemnification agreements with its non-employee directors whereby the Registrant will indemnify each such person (an "indemnitee") against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Registrant or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

         The Registrant has purchased a directors' and officers' liability insurance policy insuring directors and officers of the Registrant.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         5.1      Opinion as to legality of securities being registered

         23.1     Consent of independent accountants (Coopers & Lybrand L.L.P.)


ITEM 9.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

      (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons or the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Studio City, State of California, on the 30th day of July 1997.


                                         Jerry's Famous Deli, Inc.


                                         By  /s/ ISAAC STARKMAN
                                            ------------------------------------
                                         Isaac Starkman, Chief Executive Officer



                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Isaac Starkman his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

      Signature                                               Capacity                                        Date
      ---------                                               --------                                        ----
/s/ ISAAC STARKMAN
------------------------                                   Director, Chief                                July 30, 1997
    Isaac Starkman                                         Executive Officer
                                                           and Chairman of the
                                                           Board


/s/ GUY STARKMAN
------------------------                                   Director                                       July 30, 1997
    Guy Starkman



/s/ JASON STARKMAN
------------------------                                   Director                                       July 30, 1997
    Jason Starkman



/s/ KENNETH J. ABDALLA
------------------------                                   Interim President                              July 30, 1997
    Kenneth J. Abdalla                                     and Director



/s/ CHRISTINA STERLING                                     Chief Financial Officer                        July 30, 1997
------------------------                                   (Principal Financial and
    Christina Sterling                                     Accounting Officer)




/s/ PAUL GRAY                                                      Director                                   July 30, 1997
-----------------------
    Paul Gray




/s/ STANLEY SCHNEIDER                                              Director                                   July 30, 1997
-----------------------
    Stanley Schneider

                                INDEX TO EXHIBITS




Exhibit
Number   Description
-------  -----------

 5.1    Opinion as to legality of securities being registered

 23.1   Consent of independent accountants (Coopers & Lybrand L.L.P.)